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          Harmsen
        Carpenter     Symphony Towers
         Sidell &     750 B Street, Suite 1800
            Olson     San Diego, CA 92101-8114
A Law Corporation     (619) 232-1800


                                   EXHIBIT 5

                               November 25, 1997

WD-40 Company
1061 Cudahy Place
San Diego, California 92110

Gentlemen:

You have requested our opinion as counsel for WD-40 Company, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, of 600,000 shares of its no par value common stock to be issued pursuant to the Second Amendment and Restatement, WD-40 Company 1990 Incentive Stock Option Plan.

We have examined the Company's Registration Statement on Form S-8 with the Securities and Exchange Commission ("Registration Statement"). We further have examined the Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of California, the By-Laws and the minute books of the Company, the form of stock certificate and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed.

Based on the foregoing, it is our opinion that all of the shares of common stock, when sold and issued in accordance with the Section 10(a) prospectus and the Option Agreements entered into pursuant to the Incentive Stock Option Plan, will be legally and validly issued and outstanding, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                 HARMSEN, CARPENTER, SIDELL & OLSON

                                 By /s/ RICHARD T. CLAMPITT
                                    -------------------------------
                                        Richard T. Clampitt


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